Exhibit 10.57

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2.

DISTRIBUTION AGREEMENT

This DISTRIBUTION AGREEMENT (the “Agreement”) is made and entered into this 1st day of January, 2005 (the “Effective Date”), by and between DIVERSA CORPORATION, a Delaware corporation with a place of business at 4955 Directors Place, San Diego, California 92121 USA (hereinafter referred to as “Diversa”), and VALLEY RESEARCH, a corporation with a place of business at 3502 North Olive Road, South Bend, Indiana 46628 USA (hereinafter referred to as “VRi”). Diversa and VRi shall be referred to individually as a “Party” and collectively as “Parties”.

RECITALS

WHEREAS, Diversa is a biotechnology company engaged in the production, manufacture, and sale of, among other things, enzymes that have applications in agricultural, chemical, pharmaceutical, and a wide range of specialty and industrial processes.

WHEREAS, VRi is a company engaged in the business of marketing, selling and supplying, among other things, enzymes and other specialty compounds, for use in various commercial applications.

WHEREAS, Diversa desires to license and appoint VRi as a distributor of certain of Diversa’s enzyme products and VRi desires to accept such appointment on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants, representations and warranties hereinafter set forth, Diversa and VRi agree as follows:

ARTICLE 1 – DEFINITIONS

1.1 “Additional Distributor” has the meaning set forth in Section 4.2.

1.2 “Additional Term” means any extension of the term of this Agreement beyond the end of the Initial Term.

1.3 “Affiliate” means any corporation, firm, partnership or other entity that directly or indirectly owns or is owned by, or is under common ownership with a Party to this Agreement or a Third Party, as applicable. For purposes of the preceding definition, “owns,” “owned” and “ownership” shall mean beneficial ownership of more than fifty percent (50%) of the outstanding voting shares or securities or the ability otherwise to elect a majority of the board of directors or other managing authority.

1.4 “Approved Customer” means a customer or segment of customers for a Diversa Enzyme in the applicable Field within the applicable Territory, as set forth in the Minimum Sales Requirement, as amended from time to time during the term of this Agreement.

1.5 “Certificate of Analysis” has the meaning set forth in Section 11.1.

1.6 “Confidential Information” means all information disclosed by a Party to the other pursuant to this Agreement, including, without limitation, manufacturing, marketing, financial, personnel, scientific and other business information and plans, and the material terms of this Agreement, whether in oral, written, graphic or electronic form.

1.7 “Current VRi Technology” has the meaning set forth in Section 14.3.

1.8 “Disclosing Party” has the meaning set forth in Section 13.1.

1.9 “VRi Profit” has the meaning set forth in Section 16.3.3.

1.10 “Diversa Enzyme Related Technology” has the meaning set forth in Section 14.3.

1.11 “Diversa Enzyme” means each enzyme more particularly described on Addendum A attached hereto, under whatever name, mark, or description Diversa shall hereafter elect to manufacture and sell such enzyme, as amended from time to time pursuant to Article 3.

1.12 “Diversa Patent Rights” means any patent or patent application in the Territory owned by or licensed to Diversa (with the right to further license or sublicense) during the term of this Agreement claiming the use, sale, offer for sale or import of the Diversa Enzymes, either generally or in the applicable Field.

1.13 “Diversa Trademarks” means the trademarks set forth on Addendum E and any worldwide counterpart registered, applied for or in use, as such Addendum E may be amended from time to time by Diversa.

1.14 “Exclusive Approved Customer” means each Approved Customer identified as exclusive in the Minimum Sales Requirement.

1.15 “Field” means the application area of the applicable Diversa Enzyme described in Addendum B.

1.16 “Initial Term” has the meaning set forth in Section 16.1.

1.17 “Losses” has the meaning set forth in Section 12.1.

1.18 “Minimum Purchase Requirement” means the amount of each Diversa Enzyme set forth in Addendum C that VRi agrees to purchase from Diversa during the specified time period.

1.19 “Minimum Sales Requirement” means the rolling 4-calendar-quarter minimum requirement for sales of Diversa Enzyme to each Approved Customer, as set forth in Addendum B, as amended each calendar quarter during the term of this Agreement.

1.20 “New Enzyme Notice” has the meaning set forth in Section 3.1.

1.21 “Product Shipment Date” has the meaning set forth in Section 5.3.

1.22 “Projected Volume” has the meaning set forth in Section 5.2.

1.23 “Purchase Order” has the meaning set forth in Section 5.3.

1.24 “Receiving Party” has the meaning set forth in Section 13.1.

1.25 “Reformulated Enzyme” has the meaning set forth in Section 10.1.

1.26 “Specifications” means the regulatory, manufacturing, quality control and quality assurance procedures, processes, practices, standards, instructions and any other attributes that are otherwise required in connection with the manufacture of each Diversa Enzyme, as set forth in Addendum D, as amended from time to time by Diversa. Separate Specifications shall be required for each distinct Diversa Enzyme and shall be added to Addendum D.

1.27 “Territory” means such regions and/or countries, as set forth in the Minimum Sales Requirement, as amended from time to time during the term of this Agreement.

1.28 “Third Party” means anyone other than Diversa or VRi, or their respective Affiliates.

ARTICLE 2 – GRANT OF NON-EXCLUSIVE DISTRIBUTORSHIP

2.1 Subject to the terms and conditions of this Agreement, Diversa hereby

2.1.1 Grants to VRi a non-exclusive, royalty-free license, without the right to sublicense, (i) under the Diversa Patent Rights solely to sell and offer for sale Diversa Enzymes and Reformulated Enzymes to Approved Customers for use by such Approved Customers solely in the applicable Field and applicable Territory and (ii) subject to Article 15, to use the Diversa Trademarks solely on packaging and marketing materials for Diversa Enzymes (but not any Reformulated Enzymes unless required by or expressly agreed upon by Diversa in writing) that are supplied or approved by Diversa solely in connection with the sale and offer for sale of Diversa Enzymes to Approved Customers; and

2.1.2 Appoints VRi, on a non-exclusive basis (except as specifically set forth herein), as a distributor of Diversa Enzymes to Approved Customers in the applicable Field and applicable Territory. Diversa hereby permits and grants VRi the right to utilize Third Parties approved in writing by Diversa as subcontractors of VRi with respect to the rights provided in this Section 2.1; provided that VRi will remain responsible for complying with this Agreement and for any such subcontractor’s performance of any of VRi’s responsibilities under this Agreement.

ARTICLE 3 – PRODUCT LISTS

3.1 From time to time during the term of this Agreement, Diversa may notify VRi, in writing, of any new, different or additional enzymes which Diversa wishes to add to Addendum A or substitute for a Diversa Enzyme listed on Addendum A at the time of such notice (a “New Enzyme Notice”). Each such New Enzyme Notice shall include the price(s) and other material terms upon which Diversa proposes to include such enzyme under the terms of this Agreement. Upon VRi’s request, Diversa shall provide to VRi enzyme characterization and application information and a reasonable quantity of such enzyme for lab-scale testing in conjunction with providing such New Enzyme Notice. Within thirty (30) days of its receipt of a New Enzyme Notice (or such longer period, not to exceed an additional sixty (60) days, as VRi shall request in writing for the purpose of field testing and examining such enzyme), VRi shall advise Diversa, in writing, whether it consents to the addition or substitution of such enzyme onto Addendum A. VRi’s failure to respond within seven (7) days to a New Enzyme Notice shall be deemed an election by VRi not to accept the addition or substitution of such enzyme.

3.2 Upon one hundred twenty (120) days written notice to VRi, Diversa may withdraw or delete an enzyme from the list of Diversa Enzymes covered by this Agreement in the event (i) Diversa elects to discontinue the manufacture and/or the sale of such Diversa Enzyme in the applicable Field or applicable Territory and/or (ii) Diversa wishes to substitute an alternative formulation of such Diversa Enzyme to be sold in the applicable Territory.

3.3 At Diversa’s request, VRi shall test the effectiveness of any new enzyme developed by Diversa for use by Approved Customers. VRi shall recommend any potential improvements identified by VRi to the enzymes covered by this Agreement. At Diversa’s sole discretion, enzymes developed by Diversa and tested by VRi offering increased benefits in pursuing the objective of this Agreement shall be added to or substituted for a Diversa Enzyme listed on Addendum A as specified in Section 3.1.

ARTICLE 4 – MINIMUM SALES REQUIREMENT; PRODUCT INQUIRIES

4.1 The initial Minimum Sales Requirement as of the Effective Date is attached hereto as Addendum B. Following the Effective Date, VRi shall update the Minimum Sales Requirement before the end of each subsequent calendar quarter, maintaining a 4-calendar-quarter rolling forecast, subject to the following conditions:

4.1.1 VRi shall be permitted to add new Approved Customers for a Diversa Enzyme in a Field within a Territory to the Minimum Sales Requirement only with the written approval of Diversa;

4.1.2 VRi shall be permitted at any time to eliminate one or more Approved Customers for a Diversa Enzyme and the corresponding minimum sales requirement from the Minimum Sales Requirement;

4.1.3 Approved Customers and the corresponding minimum sales requirement shall automatically be removed from the Minimum Sales Requirement if (i) no customer trial occurs within six (6) months from the date such Approved Customer was added to the Minimum Sales Requirement or (ii) no sales are achieved within twelve (12) months from the date such Approved Customer was added to the Minimum Sales Requirement;

4.1.4 Except as provided for in Sections 4.1.2 and 4.1.3, VRi shall not reduce the total minimum sales requirement for any Diversa Enzyme within any calendar quarter in the Minimum Sales Requirement without the written approval of Diversa. Further, the total minimum sales requirement for each Diversa Enzyme (excluding reductions as provided for in Sections 4.1.2 and 4.1.3) within any new calendar quarter being forecasted shall not be less than [...***...] percent ([...***...]%) of the average of actual quarterly sales of such Diversa Enzyme based on the actual Purchase Orders of such Diversa Enzyme from the preceding two calendar quarters without the written approval of Diversa; and

***	Confidential Treatment Requested

4.1.5 In the event that VRi fails to update the Minimum Sales Requirement within the time period specified herein, Diversa shall have the right to update the Minimum Sales Requirement without the consent of VRi subject to the guidelines in this Section 4.1.

4.2 For each Exclusive Approved Customer in the Minimum Sales Requirement, Diversa shall not, and shall not appoint or license any Third Party as Diversa’s agent, representative, dealer or distributor (an “Additional Distributor”) to, sell or distribute the applicable Diversa Enzyme to such Exclusive Approved Customer prior to the end of the Initial Term; provided however, that, with respect to each Diversa Enzyme, Diversa shall have the right, at its sole option, either to sell or distribute itself, or appoint an Additional Distributor to sell or distribute, the applicable Diversa Enzyme in the applicable Territory and/or to Approved Customers and/or restrict in whole or in part the applicable Territory and/or Approved Customers for the applicable Diversa Enzyme under this Agreement in the event that VRi fails to reach the total Minimum Sales Requirement for the applicable Diversa Enzyme during any two consecutive calendar quarters. Diversa shall forward or refer to VRi as soon as practical for processing and/or response all inquiries regarding Diversa Enzymes received by Diversa from the corresponding Exclusive Approved Customers. In the event that an Exclusive Approved Customer states that it desires to purchase such Diversa Enzymes from a supplier other than VRi, Diversa and VRi together shall, in good faith, determine the specific customer issues and how best to respond to the situation.

4.3 Diversa shall have the right to pursue commercial activities, itself and through any Affiliate or Third Party, with any Approved Customer that is not an Exclusive Approved Customer for the applicable Diversa Enzyme in the Field within the Territory, as set forth in the most recent Minimum Sales Requirement.

4.4 Neither VRi nor its Affiliates shall solicit or accept orders for Diversa Enzymes or Reformulated Enzymes from any prospective purchaser for use outside the applicable Field and/or outside the applicable Territory or deliver or tender (or cause to be delivered or tendered) Diversa Enzymes or Reformulated Enzymes to any purchaser for use (or where VRi knows or has reason to believe that such purchaser intends to use such Diversa Enzymes or Reformulated Enzymes) outside the applicable Field and/or outside the applicable Territory, except with Diversa’s prior written approval. If VRi receives any order for Diversa Enzymes or Reformulated Enzymes from a prospective purchaser for use outside the applicable Field and/or outside the applicable Territory, VRi shall immediately notify Diversa hereunder of the details of such order. While Diversa shall have the final decision on how best to proceed with the order, after discussion with VRi, Diversa shall in good faith consider whether the addition of said customer as an Approved Customer within the applicable Territory is in both Parties’ interest.

4.5 VRi shall forward or refer to Diversa as soon as practical all inquiries regarding Diversa Enzymes received by VRi from customers other than the corresponding Approved Customers. Diversa shall consider how best to handle such inquiries. It is understood by VRi that Diversa has no obligation to have VRi handle such potential business and that any price quote, sale, offer or distribution of a Diversa Enzyme by VRi to a customer other than a Approved Customer shall constitute a material breach of this Agreement.

ARTICLE 5 – PROCESSING OF ORDERS

5.1 VRi shall submit Purchase Orders for the purchase of Diversa Enzymes by mail, facsimile or electronic mail to the following Diversa contact, which may be changed upon written notice by Diversa to VRi:

Diversa Customer Service

4955 Directors Place

San Diego, California 92121-1609

telephone: (858) 526-5323

fax: (858) 526-5823

e-mail: customerservice@diversa.com

5.2 Volume Projection. No later than the date that is two (2) months prior to the first Product Shipment Date with respect to a Diversa Enzyme, and no later than the first day of each calendar quarter thereafter, VRi shall provide Diversa with quarterly estimates of the volume of each Diversa Enzyme that VRi anticipates that it will require each quarter during the subsequent twenty-four (24) months (the “Projected Volume”). The Projected Volume will constitute VRi’s good faith estimate of volumes for the applicable period and will not constitute a commitment to buy by VRi or a commitment to sell by Diversa.

5.3 Purchase Orders. VRi shall provide Diversa with written purchase orders for each Diversa Enzyme (each a “Purchase Order”), which Diversa shall either confirm or reject in writing or via electronic mail within five (5) business days after receipt thereof, and VRi shall specify the scheduled shipment date in such purchase orders (each such date, a “Product Shipment Date”), provided that the Product Shipment Date is no less than one (1) month after the date of such Purchase Order; provided further, that VRi may request a shorter lead time, and, if the related Purchase Order is accepted by Diversa, Diversa shall use its commercially reasonable efforts to attempt to meet such earlier date but shall not be in breach of this Agreement or be liable to VRi or to any Third Party for failure to do so. Each Purchase Order shall include the quantity of Diversa Enzyme to be made available for shipping, Scheduled Shipment Date, and shipping instructions. Each Purchase Order provided to Diversa hereunder shall constitute a binding commitment by VRi to purchase Diversa Enzyme as specified in the Purchase Order on the terms and conditions herein. Diversa shall use commercially reasonable efforts to maintain sufficient levels of inventory of the applicable Diversa Enzyme in order to comply with Purchase Orders. If any term of any Purchase Order conflicts with any term of this Agreement, the applicable term set forth in this Agreement shall prevail.

ARTICLE 6 – SHIPPING AND DELIVERY; RISK OF LOSS

6.1 Diversa shall use its commercially reasonable efforts to timely ship all Diversa Enzymes ordered by VRi in accordance with VRi’s instructions in the applicable Purchase Order, subject to Section 6.2. Diversa shall not be liable to VRi or to Third Parties who purchase Diversa Enzymes from VRi for any loss or damage occasioned by its failure to make delivery or for any delay in making delivery when such failure or delay results from causes or events beyond Diversa’s reasonable control, including, but not limited to, fires, floods, accidents or other acts of God, strikes, labor disputes or difficulties, acts or requirements of government or civil authority, riot, war, terrorism, embargo, truck or car shortage or other transportation delay or difficulty or inability to obtain or scarcity of labor, component parts or raw materials. In the event of any such occurrence or event precluding shipment in accordance with the applicable Purchase Order, Diversa reserves the right to apportion available supplies of Diversa Enzymes among its customers, including VRi, in any manner that Diversa, in its sole judgment, shall deem fair and reasonable. In the event of delay caused by any such occurrence or event, the shipment date(s) shall be postponed for a period of time equal to the time required to remedy, correct or alleviate such cause or event and the Minimum Sales Requirement timeline shall be similarly adjusted.

6.2 Shipping of Product. Diversa shall package all Diversa Enzymes in accordance with the Specifications and make available for shipping to VRi all Diversa Enzymes purchased by VRi hereunder in accordance with the Specifications and the applicable Purchase Order FCA at the site of Diversa’s manufacture of the applicable Diversa Enzyme (Free Carrier, as defined by Incoterms 2000). If VRi requests and Diversa agrees, Diversa will arrange the shipment and insurance of Diversa Enzymes purchased by VRi, using carriers approved by VRi, and VRi shall reimburse Diversa the cost of such shipment and insurance as reflected on the invoice provided in connection with the applicable shipment provided however, that in all cases the risk of loss associated with the Diversa Enzymes shall pass from Diversa to VRi FCA at the site of Diversa’s manufacture of the applicable Diversa Enzyme. Diversa shall retain, label, date and store samples of each shipment of Diversa Enzymes in accordance with the Specifications sufficient for Third Party testing of such samples that may be required subsequent to Diversa Enzyme delivery in accordance with Section 6.3 below. Diversa shall give prompt notice to VRi as soon as Diversa becomes aware of any anticipated delay in the shipment of any Diversa Enzyme, and shall state in such notice the date on which Diversa can make such Diversa Enzyme available to be shipped.

6.3 Non-Conforming Shipment. VRi shall be entitled to test and evaluate all Diversa Enzymes for their conformity to the Specifications upon the arrival of the Diversa Enzymes at the location specified in the applicable Purchase Order. All claims for non-conforming shipments shall be made in writing to Diversa within fifteen (15) days upon the arrival of the Diversa Enzymes at the location specified in the applicable Purchase Order. Any claims not made within such period shall be deemed waived and released. Upon receipt of a written claim for a non-conforming Diversa Enzyme shipment, the Parties shall first work collaboratively in good faith to resolve the claim. In the event the Parties can not resolve the claim within fifteen (15) days, Diversa shall submit a retained sample of the applicable Diversa Enzyme shipment to a mutually acceptable Third Party laboratory. Such Third Party laboratory shall determine whether such Diversa Enzyme conforms to the Specifications, and the Parties agree that such laboratory’s determination shall be final and determinative. The Party against whom the Third Party tester rules shall bear all costs of the Third Party testing. VRi’s exclusive remedy against Diversa for non-conforming Diversa Enzymes shall be the return and replacement, at Diversa’s expense, of all Diversa Enzymes determined by the Third Party laboratory to be non-conforming (including return and outbound freight of the new shipment, and if no new product is shipped, then reimbursement of prior freight paid by VRi). DIVERSA SHALL NOT, IN ANY EVENT, BE LIABLE TO DISTRIBUTOR FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES INCURRED UNDER ANY LEGAL OR EQUITABLE THEORY WITH RESPECT TO THE MANUFACTURE, PROMOTION, USE, SALE AND/OR DISTRIBUTION OF THE DIVERSA ENZYMES OR REFORMULATED ENZYMES.

ARTICLE 7 – PRODUCT PRICING, INVOICING AND PAYMENT

7.1 During the term of this Agreement, Diversa shall sell Diversa Enzymes to VRi at those prices specified on Addendum A attached hereto, as such prices are amended pursuant to this Article 7. Other applicable fees, costs, or expenses associated with the marketing and sale of Diversa Enzymes hereunder, including, without limitation, those for storage, handling, shipping, insurance, and/or taxes, are not included in such prices and are provided for separately herein.

7.2 Diversa shall have and hereby reserves the absolute right to increase the prices at which Diversa Enzymes will be sold to VRi after the end of the Initial Term; provided however, that (i) VRi shall be given sixty (60) days’ prior written notice of any such price increase, (ii) no increase in prices shall be effective as to any quantity of Diversa Enzyme subject to any Purchase Order accepted by Diversa prior to such notice and (iii) the price shall not increase by more than [...***...] percent ([...***...]%) in any twelve (12) month period. Each such price increase shall be reflected on an updated Addendum A delivered to VRi by Diversa.

7.3 Diversa shall prepare and deliver to VRi commercial invoices for all Diversa Enzymes sold to VRi hereunder on a shipment-by-shipment basis. Payment for each shipment shall be made within forty-five (45) days of the later of (a) the date the applicable quantity of Diversa Enzyme is made available for shipping to VRi and (b) the receipt by VRi of Diversa’s invoice for such shipment. In the event that any payment due hereunder is not made when due, the payment shall bear interest at the rate of eighteen percent (18%) per year or the maximum rate permitted by law if such rate is lower than the rate of eighteen percent (18%) per year, compounded continuously, until VRi pays such amount with all accrued interest. The payment of such interest shall not preclude a Party from exercising any other rights it may have as a consequence of the lateness of any payment.

ARTICLE 8 – DUTIES AND RESPONSIBILITIES OF DIVERSA

8.1 In addition to the obligations of Diversa set forth elsewhere herein, it shall be the duty and responsibility of Diversa to provide, and Diversa hereby warrants and covenants that it will provide to VRi, via telephone, such technical assistance and advice with regard to the Diversa Enzymes and, at Diversa’s sole discretion, the evaluation and testing of such Diversa Enzymes, as may be reasonably requested, from time to time, by VRi.

ARTICLE 9 – DUTIES AND RESPONSIBILITIES OF DISTRIBUTOR

9.1 VRi shall use its best efforts to promote and maximize the sales of Diversa Enzymes to the corresponding Approved Customers. Further, VRi shall not develop, promote, recommend, use, sell, offer for sale or distribute to Approved Customers for use in the applicable Field any product manufactured by any other commercial entity which might compete, directly or indirectly, with a Diversa Enzyme in the applicable Field during the Term and for a period of one (1) year thereafter; provided however, that in the event Diversa notifies VRi hereunder that it plans to withdraw or delete a Diversa Enzyme and Diversa does not provide either (i) a New Enzyme Notice as provided for in Section 3.1 to replace the applicable Diversa Enzyme or (ii) an alternative formulation of such Diversa Enzyme as provided for in Section 3.2, then, upon thirty (30) days’ written notification to Diversa, VRi shall be released from the restrictions set forth in this Section 9.1 with respect to the applicable Diversa Enzyme.

9.2 In addition to the obligations of VRi set forth elsewhere herein, it shall be the duty and responsibility of VRi to, and VRi hereby warrants and covenants that it will:

9.2.1 provide Diversa with a marketing plan with respect to the Diversa Enzymes by May 1, 2005. Such marketing plan shall include: (a) product positioning information for the Diversa Enzymes and Reformulated Enzymes in the applicable Territory; (b) internal and/or external test results for the Diversa Enzymes and Reformulated Enzymes; (c) a description of all promotional efforts planned to achieve sales targets; and (d) a comparison of market positioning of the Diversa Enzymes, Reformulated Enzymes and competing products. All information and data in such marketing plan shall be considered the Confidential Information of VRi under this Agreement;

***	Confidential Treatment Requested

9.2.2 at all times during the term of this Agreement maintain a facility with the proper storage conditions for storage of the Diversa Enzymes according to their respective Specifications and, at Diversa’s request, provide Diversa with certification of the foregoing;

9.2.3 use reasonable commercial efforts to promote the use of the Diversa Enzymes in the applicable Field within the applicable Territory;

9.2.4 advise and consult with Diversa with respect to any modification(s) or other improvement(s) which VRi believes (a) are necessary to comply with statutes, laws or regulations applicable to the Diversa Enzymes or (b) would improve the usefulness or utility of the Diversa Enzymes for the applicable Field;

9.2.5 advise Diversa promptly of any suit, claim or proceeding known to VRi wherein it is claimed or alleged that any Diversa Enzyme has been the cause, directly or indirectly, of any personal injury, death or damage to property;

9.2.6 conduct its business in accordance with standard, accepted business practices within the applicable Territory; and

9.2.7 pay and discharge, at VRi’s own cost and expense, any and all expenses, charges, fees and taxes that may arise from or be levied or imposed upon or by reason of VRi’s business within the applicable Territory.

ARTICLE 10 – DISTRIBUTOR’S REFORMULATION RIGHTS

10.1 For each Diversa Enzyme identified in Addendum A by Diversa as acceptable to be diluted, blended and/or reformulated (a “Reformulated Enzyme”), VRi shall be free to dilute, blend, and/or reformulate the applicable Diversa Enzyme as required for distribution in the applicable Field (or as any Approved Customer may require), and, subject to any applicable terms hereof, shall be required to re-label such Reformulated Enzyme; provided however, that VRi shall in no way attempt to reverse engineer any Diversa Enzyme or Reformulated Enzyme.

10.2 VRi will be required to inform Diversa in writing about all private labels used in connection with a Reformulated Enzyme. Upon request by Diversa, VRi shall include information approved in writing by Diversa on the label of the Reformulated Enzyme identifying that a Diversa product is utilized in the Reformulated Enzyme. VRi will also be required to send Diversa a copy of all technical bulletins and/or other product literature which contains information on Diversa Enzymes or Reformulated Enzymes. All information provided to Diversa by VRi with respect to its private labeling of Diversa Enzymes and/or Reformulated Enzymes shall be considered the Confidential Information of VRi under this Agreement.

ARTICLE 11 – REPRESENTATIONS AND WARRANTIES; DISCLAIMERS

11.1 Diversa warrants that each lot of Diversa Enzymes made available for shipping hereunder shall, at such time, meet the Specifications, and each shipment shall be accompanied by a Certificate of Analysis (“Certificate of Analysis”) attesting that the lot of Diversa Enzymes meets the Specifications.

11.2 Diversa warrants to VRi that all Diversa Enzymes made available for shipping hereunder will be free and clear of any Third Party lien or encumbrance, and that Diversa has good title thereto and all necessary authority to ship such Diversa Enzymes. Diversa further warrants to VRi that the instructions for handling and use of the Diversa Enzymes provided by Diversa to VRi hereunder as part of the Specifications shall be appropriate for allowing the safe and proper handling and use of the Diversa Enzymes.

11.3 EXCEPT AS EXPRESSLY SET FORTH HEREIN, DIVERSA MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY AS TO THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT WITH RESPECT TO THE DIVERSA ENZYMES, REFORMULATED ENZYMES, DIVERSA PATENT RIGHTS AND DIVERSA TRADEMARKS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, DIVERSA EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DISTRIBUTION, MARKETING OR SALE OF ANY DIVERSA ENZYME OR REFORMULATED ENZYME BY VRI, OR THE USE OF ANY DIVERSA ENZYME OR REFORMULATED ENZYME BY ANY CUSTOMER OF VRI, WILL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY.

11.4 Except as expressly provided in Section 2.1, nothing in this Agreement shall be construed as conferring on VRi any express or implied license or option to license the Diversa Enzymes, the Diversa Patent Rights, the Diversa Trademarks, or any other intellectual property owned or controlled by Diversa,

11.5 As of the Effective Date, Diversa has not received any written notice alleging that the manufacture, use or sale of the Diversa Enzymes infringes the patent rights of any Third Party. During the term of this Agreement, Diversa shall provide VRi with written notice within five (5) business days of its receipt of any such written notice.

11.6 In reselling Diversa Enzymes, VRi shall not make, extend, or provide to any user thereof any warranty or representation (express or implied) with respect thereto.

ARTICLE 12 – INDEMNIFICATION

12.1 VRi covenants and agrees to indemnify, defend and hold harmless Diversa, its Affiliates and their respective officers, directors, employees and agents from and against any and all losses, liabilities, costs or expenses (including attorney’s fees and other costs of defense) (collectively “Losses”) incurred by any such party as a result of any Third Party claims, actions or demands based on injury, sickness, disease or death sustained by any person or for any damage, loss of use, or destruction of any property (whether of VRi’s or any Third Party) arising out of or relating in any way to: (a) VRi’s reformulation of any Diversa Enzyme; (b) VRi’s distribution, use, storage, transportation, handling or sale of any Diversa Enzyme or Reformulated Enzyme; (c) the breach by VRi of any representation, warranty, covenant or other provision of this Agreement, or (d) the actual or alleged negligence or other act or omission of VRi, provided however, that such indemnification right shall not apply to any Losses to the extent directly attributable to the negligence or intentional misconduct of a party seeking indemnification under this Section 12.1.

12.2 VRi shall indemnify and hold harmless Diversa from and against any and all Losses arising out of or resulting from unauthorized warranties or representations made by VRi.

12.3 Diversa shall indemnify, defend and hold harmless VRi, its Affiliates and their respective officers, directors, employees and agents from and against any and all Losses incurred by any such party as a result of Third Party claims arising from any breach of the warranties contained in Section 11.2.

12.4 Any party seeking indemnification under this Article 12 shall promptly notify the indemnifying Party of any claim in respect of which such party seeks indemnification, and the indemnifying Party shall assume the defense thereof. An indemnified party shall have the right to retain its own counsel at its own expense. The indemnification obligations under this Article 12 shall not apply to amounts paid in settlement of any claim or action if such settlement is effected without the consent of the indemnifying Party. The failure to deliver notice to the indemnifying Party within a reasonable time after the commencement of any such claim or action shall not relieve the indemnifying Party of any liability to the indemnified party under this Article 12, except to the extent the indemnifying Party has been prejudiced by such failure to give notice.

ARTICLE 13 – CONFIDENTIALITY

13.1 Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that, during the Initial Term plus any Additional Terms of this Agreement and for the five (5) year period immediately following the term of this Agreement, each Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose any Confidential Information furnished to it by, or otherwise belonging to, the other Party (the “Disclosing Party”) pursuant to this Agreement. Each Party may use Confidential Information of the other Party only to the extent required to accomplish the purposes of this Agreement. The Receiving Party will use at least the same standard of care (but at least reasonable care) as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of such proprietary or confidential information. The Receiving Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information.

13.2 The obligations of confidentiality and non-use contained in Section 13.1 will not apply to the extent it can be established by the Receiving Party by competent written proof that such Confidential Information:

13.2.1 is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available;

13.2.2 is known by the Receiving Party at the time of receiving such information, other than under confidentiality, as evidenced by its records;

13.2.3 is independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information;

13.2.4 is hereafter furnished to the Receiving Party by a Third Party, as a matter of right and without restriction on disclosure; or

13.2.5 is the subject of a written permission to disclose provided by the Disclosing Party.

13.3 The Parties agree that this Agreement and the terms hereof will be considered Confidential Information of both Parties. Notwithstanding the foregoing, either Party may disclose such terms as are required to be disclosed under strictures of confidentiality in connection with fund raising or financing efforts and merger and acquisition activities to investors, lenders and acquirors and potential investors, lenders and acquirors or as otherwise required pursuant to applicable law (including, without limitation, securities laws). The Parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the Parties with the Securities and Exchange Commission or as otherwise required by law.

13.4 Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

13.4.1 to fulfill such Party’s obligations under this Agreement;

13.4.2 regulatory filings;

13.4.3 prosecuting or defending litigation;

13.4.4 complying with applicable court orders or governmental regulations; or

13.4.5 disclosure to Affiliates, employees, consultants, agents or other Third Parties in connection with due diligence or similar investigations by such Third Parties, in each case who agree to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 13.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Sections 13.4.3 or 13.4.4, it will seek to secure confidential treatment of such information at least as diligently as such Party would use to protect its own Confidential Information.

ARTICLE 14 – INTELLECTUAL PROPERTY RIGHTS

14.1 VRi shall not perform any act or omit to perform any act which might result in any infringement of any of the Diversa Patent Rights or the Diversa Trademarks. VRi agrees to notify Diversa of any known or suspected infringement by a Third Party of the Diversa Patent Rights or the Diversa Trademarks in respect of the Diversa Enzymes that comes to VRi’s attention.

14.2 Diversa is the sole owner of all right, title and interest in and to the Diversa Patent Rights and Diversa Trademarks. VRi shall assist Diversa in complying with any formalities to protect the Diversa Patent Rights and the Diversa Trademarks including execution of any documents reasonably requested by Diversa. VRi shall also cooperate with Diversa in obtaining any required registrations or making any filings in any country to protect the Diversa Patent Rights and the Diversa Trademarks from unlawful use. The costs for complying with this provision shall be borne by Diversa.

14.3 Diversa recognizes that in the process of diluting, blending and/or reformulating a Diversa Enzyme to create a Reformulated Enzyme, as more fully described in Section 10.2, VRi may utilize inventions, processes, techniques, know-how, trade secrets and other intellectual properties which have been independently developed by VRi and which relate to VRi’s current dilution, blending and/or reformulation processes (the “Current VRi Technology”). With respect to any improvements to the Current VRi Technology made solely by VRi in connection with the diluting, blending and/or reformulating of a Diversa Enzyme pursuant to Section 10.2, which improvements are applicable specifically to the Diversa Enzymes (“Diversa Enzyme Related Technology”), VRi shall, and it hereby does, grant to Diversa a fully-paid, perpetual, irrevocable, sub-licensable, non-exclusive license to such Diversa Enzyme Related Technology for all uses. With respect to any VRi patent rights anywhere in the world that claim the manufacture, use or sale of any formulation of a Diversa Enzyme, VRi shall, and it hereby does, grant to Diversa a fully-paid, perpetual, irrevocable, sub-licensable, non-exclusive license to such patent rights for all uses, subject to the license granted to VRi hereunder.

ARTICLE 15 – QUALITY CONTROL OF TRADEMARKS

15.1 VRi agrees that VRi’s use of the Diversa Trademarks will inure solely to the benefit of Diversa and does not give VRi any right, title or interest for VRi in the Diversa Trademarks other than the license granted under this Agreement.

15.2 The use of Diversa Trademarks on Diversa Enzymes offered for sale or sold by VRi and related packaging and marketing materials shall conform to quality standards and specifications for packaging and quality control of the Diversa Enzymes as provided in Diversa trademark usage policies, as in effect from time to time. All uses by VRi of the Diversa Trademarks shall be provided to Diversa for approval prior to their first dissemination and shall not be disseminated without Diversa’s prior approval in writing or via electronic mail, which approval shall not be unreasonably withheld or delayed.

15.3 VRi agrees that it will not contest, oppose or challenge Diversa’s ownership of the Diversa Trademarks. VRi agrees that it will do nothing to impair Diversa’s ownership or rights in the Diversa Trademarks. In particular, VRi will not register or attempt to register the Diversa Trademarks in any jurisdiction and will not oppose Diversa’s registration of the Diversa Trademarks, alone or with other words or designs, in any jurisdiction.

ARTICLE 16 – TERM AND TERMINATION

16.1 This Agreement shall commence on the Effective Date and shall continue in effect, subject to termination as hereinafter provided, until December 31, 2007 (the “Initial Term”).

16.2 Diversa and VRi agree that they will meet at least one hundred eighty (180) days prior to the end of the Initial Term or any Additional Term to discuss, in good faith, a potential extension of this Agreement.

16.3 This Agreement is subject to termination under the following circumstance(s) and in the following manner(s):

16.3.1 Should a Party believe the other Party to be in material default of any material term of this Agreement, it shall give the defaulting Party specific, written notice of the default. If the defaulting Party fails to cure such default within sixty (60) days (or, in case of any failure to make payment when due, thirty (30) days) of its receipt of notice of default (or fails within such period to initiate efforts reasonably calculated promptly to lead to the cure thereof), the non-defaulting Party shall have the right and option immediately to terminate this Agreement effective immediately upon written notice to the defaulting Party.

16.3.2 Upon the bankruptcy, insolvency or dissolution of a Party, this Agreement shall be subject to immediate termination by the other Party upon written notice.

16.3.3 At any time during the Additional Term (if the Agreement is renewed for an Additional Term in accordance with Section 16.2), Diversa may terminate this Agreement at its option and upon sixty (60) days’ prior written notice to VRi; provided however, that (a) for each Approved Customer whose Minimum Sales Requirement has been achieved by VRi during the 4-calendar-quarter period prior to such notice of termination by Diversa, Diversa shall make a one-time payment to VRi equal to [...***...]% of VRi’s profit from sales of Diversa Enzymes made to such Approved Customers by VRi during the preceding 4-calendar-quarter period (“VRi Profit”) and (b) for each Approved Customer whose Minimum Sales Requirement has not been achieved by VRi during the 4-calendar-quarter period prior to such notice of termination by Diversa, Diversa shall make a one-time payment to VRi equal to [...***...]% of the VRi Profit. VRi Profit shall be calculated as the revenue received from the applicable Approved Customers for sales of Diversa Enzymes minus all costs of VRi associated with or allocable to the Diversa Enzymes and support for the applicable Approved Customer, including, but not limited to, cost of goods, sales, general and administration costs of the Diversa Enzymes. In the event of termination pursuant to this Section 16.3.3, the license granted to VRi pursuant to Section 2.1 shall be extended for six (6) months from the date of such termination in order to allow VRi the opportunity to sell any remaining inventory of Diversa Enzymes or Reformulated Enzymes.

16.3.4 Diversa may terminate this Agreement, immediately upon written notice to VRi, should VRi fail to purchase the minimum amount of Diversa Enzyme during the applicable time period, as specified in the Minimum Purchase Requirement (set forth in Addendum C).

16.3.5 Diversa may terminate this Agreement, upon ninety (90) days’ written notice to VRi, should Diversa elect to discontinue entirely its activities for the Diversa Enzymes within the applicable Field.

16.3.6 VRi may terminate this Agreement, upon ninety (90) days’ written notice to Diversa; provided however, that Diversa shall have the right, at its option and without any compensation to VRi, immediately to appoint an Additional VRi and/or restrict in whole or in part the applicable Territory and Approved Customers for the Diversa Enzymes.

16.4 Upon termination of this Agreement (or at the end of the six (6) month period specified in Section 16.3.3 in the event of termination thereunder), VRi shall return or dispose of any Diversa Enzymes in accordance with the instructions of Diversa and shall destroy all Reformulated Enzymes in accordance with applicable law, and, at Diversa’s request, shall present Diversa with certification with regard to such destruction. If Diversa terminates this Agreement under Section 16.3.3 or 16.3.5 and instructs VRi to return any Diversa Enzymes pursuant to this Section 16.4, Diversa shall (a) refund to VRi the purchase price of such quantity of returned Diversa Enzymes and (b) reimburse VRi for all reasonable and documented shipping costs (both original and return shipping) actually paid by VRi with respect to such quantity of returned Diversa Enzymes. In the event of termination or expiration of this Agreement, the Parties shall return or destroy all forms of Confidential Information provided to them under this Agreement by the other Party, within thirty (30) days after such termination or expiration, provided, however, that each Party may retain one copy of such Confidential Information for the sole purpose of use in any litigation resulting from this Agreement or the activities undertaken pursuant to this Agreement.

***	Confidential Treatment Requested

16.5 Expiration or termination of this Agreement shall not affect any rights or obligations of either Party accruing prior to such expiration or termination. Upon expiration or termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate, except that the terms of this Article 16 (including the provisions referenced in this Section 16.5) and Articles 1, 12, 13 and 17 and Sections 6.3 (last sentence only), 11.3, 11.4 and 14.3 of this Agreement shall survive expiration or termination of this Agreement.

ARTICLE 17 – GENERAL

17.1 Neither Party may assign or transfer to any Third Party their rights, benefits, duties or obligations under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided however, that each Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent in connection with the transfer or sale of all or substantially all of the business of the Party to which this Agreement relates, whether by merger, sale of stock, sale of assets or otherwise; provided however, that VRi shall not be permitted to assign this Agreement to any Third Party that Diversa deems in good faith to be a competitor of Diversa. Should either Party wish to make an assignment or transfer under the terms of this Article 21, such Party shall so notify the other Party. The failure of the Party of whom consent is requested to respond to such request in writing and, in the case of a refusal of consent, to state the reasons therefor, within thirty (30) days of its receipt of such request, shall be construed as an unconditional consent to the request. Nothing herein contained to the contrary, the rights, benefits, duties and obligations of the Parties hereto shall bind and inure to the benefit of the Parties and their permitted successors and assigns.

17.2 This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior agreements, arrangements and understandings relating to the subject matter hereof.

17.3 This Agreement shall be construed in accordance with the laws of the State of California without regard to its conflict of laws principles.

17.4 In any dispute arising from or related to this Agreement, the prevailing Party shall be entitled to its reasonable attorneys’ fees and other costs and expenses, including, without limitation, reasonable expert witness fees and costs, incurred as the result of such dispute.

17.5 VRi shall at all times be considered an independent contractor of Diversa. Nothing contained in this Agreement shall be construed to constitute or create a partnership or joint venture between Diversa and VRi. VRi agrees that it will not represent itself as acting on Diversa’s behalf, whether as agent, joint venturer, or otherwise. Neither VRi nor Diversa shall assume or purport to assume any obligations or incur any commitment on the other Party’s behalf.

17.6 The failure of a Party to insist upon strict performance by the other of the terms and conditions of this Agreement, or its failure or delay to exercise any right or remedy granted it hereunder, shall not release the other Party of its obligation(s) to observe the covenants, responsibilities, and duties imposed upon it by the terms of this Agreement and shall not constitute a waiver of the rights and remedies granted it hereunder or preclude it from requiring the other Party to perform in strict accordance with the terms hereof.

17.7 Any notice given under this Agreement to either Party shall be given in writing. Any such notice shall be deemed to be given when sent via confirmed facsimile or mailed to the Party by registered or certified mail, postage prepaid, addressed to that Party at the facsimile number or address set forth for that Party below, or at such other facsimile number or address as the Party may hereafter designate (by written notice provided in accordance with this Article 17) as its facsimile number or address for purposes of notice hereunder. Notices shall be delivered:

If to Diversa:	Diversa Corporation
4955 Directors Place
San Diego, California 92121
	Attention:	Carolyn Erickson
	Telephone:	(858) 526-5104
	Facsimile:	(858) 526-5604

With a copy to:

Diversa Corporation
4955 Directors Place
San Diego, California 92121 USA
	Attention:	Patrick McCroskey
	Telephone:	(858) 526-5179
	Facsimile:	(858) 526-5679

If to VRi:	Valley Research
3502 North Olive Road
South Bend, Indiana 46628 USA
	Attention:	Art Sears
	Telephone:	(574) 232-5000

	Facsimile:	(574) 232-2468

17.8 Other than with regard to the addendums to this Agreement, which may be amended as described herein, this Agreement shall not be modified, amended, changed or altered except by a writing signed by the Parties or their duly authorized agents. This Agreement may not be modified or supplemented by any purchase order, change order, acknowledgment, order acceptance, standard terms of sale, invoice or the like.

17.9 Each and every covenant and agreement contained in this Agreement is, and shall be construed to be, a separate and independent covenant and agreement. If any term or provision of this Agreement or the application thereof to any Party or circumstances shall to any extent be declared invalid and/or unenforceable by a court of competent jurisdiction, the remainder of this Agreement, or the application of such term or provision to Parties or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby.

17.10 VRi agrees not to export, directly or indirectly, any U.S. source technical data acquired from Diversa or any products utilizing such data to countries outside the United States of America, which export may be in violation of the United States of America’s export laws or regulations.

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IN WITNESS WHEREOF, Diversa and VRi have executed this Agreement in multiple counterparts, each of which shall be considered an original, but all of which shall constitute but one and the same agreement, as of the day and year first set forth above.

DIVERSA CORPORATION

By:	/s/ William H. Baum
Name:	William H. Baum
Title:	Executive Vice President

VALLEY RESEARCH

By:	/s/ Arthur E. Sears
Name:	Arthur E. Sears
Title:	President & CEO

ADDENDUM A

DIVERSA ENZYMES

Effective Date:	January 1, 2005
Diversa Enzyme	Reformulation Acceptable	Container Description	Minimum Order (Units)	Base Price (US$/Unit)[1]
[...***...]	[...***...]	1 ton tote	1	$[...***...]
[...***...]	[...***...]	1 ton tote	1	$[...***...]
[...***...]	[...***...]	1 ton tote	1	$[...***...]

[1]	FCA at Fermic S.A. de C.V., Mexico City, Mexico (Free Carrier, as defined by Incoterms 2000)
***	Confidential Treatment Requested

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ADDENDUM B

MINIMUM SALES REQUIREMENT

Effective Date:	January 1, 2005					Minimum Sales Requirement (US Dollars)
Diversa Enzyme	Field	Territory	Approved Customer	Status		Q1 2005	Q2 2005	Q3 2005	Q4 2005
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]		—	—	—	—

					TOTAL:	—	—	—	—

[...***...]	[...***...]	[...***...]	[...***...]	[...***...]		—	—	—	—
	[...***...]	[...***...]	[...***...]	[...***...]		—	—	—	—

					TOTAL:	—	—	—	—

[...***...]	[...***...]	[...***...]	...***...	[...***...]		$[...***...]	$[...***...]	$[...***...]	$[...***...]
	[...***...]	[...***...]	[...***...]	[...***...]		$[...***...]	$[...***...]	$[...***...]	$[...***...]
	[...***...]	[...***...]	[...***...]	[...***...]		$[...***...]	$[...***...]	$[...***...]	$[...***...]

					TOTAL:	$[...***...]	$[...***...]	$[...***...]	$[...***...]

*	[...***...] and [...***...] Minimum Sales Requirement will be set no later than May 1, 2005. No sales are required prior to May 1, 2005.
**	[...***...] Minimum Sales Requirement is based on Diversa obtaining regulatory approval and having inventory available by May 1, 2005. Any delay in regulatory approval or inventory availability beyond May 1, 2005 will automatically delay the Minimum Sales Requirement by an equivalent period of time.
***	Confidential Treatment Requested

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ADDENDUM C

MINIMUM PURCHASE REQUIREMENT

Diversa Enzyme	Time Period	Minimum Purchase Requirement (US Dollars)
[...***...]	1 Jan 2005 - 31 Dec 2005	TBD
	1 Jan 2006 - 31 Dec 2006	TBD
	1 Jan 2007 - 31 Dec 2007	TBD

[...***...]	1 Jan 2005 - 31 Dec 2005	TBD
	1 Jan 2006 - 31 Dec 2006	TBD
	1 Jan 2007 - 31 Dec 2007	TBD

[...***...]	1 Jan 2005 - 31 Dec 2005	$[...***...]
	1 Jan 2006 - 31 Dec 2006	$[...***...]
	1 Jan 2007 - 31 Dec 2007	$[...***...]

*	[...***...] and [...***...] Minimum Purchase Requirement will be set no later than May 1, 2005.
**	[...***...] Minimum Purchase Requirement is based on Diversa obtaining regulatory approval and having inventory available by May 1, 2005. Any delay in regulatory approval or inventory availability beyond May 1, 2005 will automatically delay the Minimum Purchase Requirement by an equivalent period of time.
***	Confidential Treatment Requested

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ADDENDUM D

DIVERSA ENZYME SPECIFICATIONS

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ADDENDUM E

DIVERSA TRADEMARKS

Mark	Country	Application No.	Application Date	Registration No.	Registration Date
DIVERSA	U.S.	—	—	2,289,794	11/02/99

	U.S.	—	—	2,481,144	08/28/01

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